Exhibit 31.3

CERTIFICATIONS

I, Heath Deneke, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K/A of Summit Midstream Partners, LP; and

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 26, 2021

/s/ HEATH DENEKE
Heath Deneke
President, Chief Executive Officer and Director of Summit Midstream GP, LLC (the general partner of Summit Midstream Partners, LP)